Exhibit 99.2

NUANCE COMMUNICATIONS, INC.

SECOND QUARTER FISCAL 2012

EARNINGS ANNOUNCEMENT

PREPARED CONFERENCE CALL REMARKS

Nuance is providing a copy of prepared remarks in combination with its press release. This process and these remarks are offered to provide shareholders and analysts with additional time and detail for analyzing our results in advance of our quarterly conference call. As previously scheduled, the conference call will begin today, May 10, 2012 at 5:00 pm EDT and will include only brief comments followed by questions and answers. These prepared remarks will not be read on the call.

To access the live broadcast, please visit the Investor Relations section of Nuance’s Website at www.nuance.com. The call can also be heard by dialing (800) 553-0358 or (612) 332-0632 at least five minutes prior to the call and referencing code 245812. A replay will be available within 24 hours of the announcement by dialing (800) 475-6701 or (320) 365-3844 and using the access code 245812.

Opening Remarks

In our press release this afternoon, we reported non-GAAP revenue in Q2 12 of $417.7 million, up 25.8% from $332.0 million a year ago. Total GAAP revenue in Q2 12 was $390.3 million, up 22.4% from $319.0 million in Q2 11. We recognized non-GAAP net income in Q2 12 of $138.8 million, representing $0.43 per diluted share, compared to non-GAAP net income of $99.9 million, or $0.32 per diluted share, in the same period last year. We recognized GAAP net income in Q2 12 of $0.9 million, or $0.00 per share, compared to Q2 11 GAAP net income of $1.7 million, or $0.01 per share. Non-GAAP operating margin was 36.8% for Q2 12, compared to 32.9% in Q2 11. Second quarter operating cash flow was $100.5 million, compared to $96.1 million in the same quarter a year ago. (Please see the section below, “Discussion of Non-GAAP Financial Measures,” for more details on non-GAAP data.) Nuance ended Q2 12 with a balance of cash and marketable securities of $976.8 million.

Discussion of Non-GAAP Revenue

Compared to Q2 11, Nuance’s Q2 12 non-GAAP revenue benefited from (1) growth in healthcare licenses and on-demand services, (2) strength in mobile products and services, (3) product licensing and maintenance and support from our imaging business and (4) product licensing and maintenance and support from our enterprise business. In Q2 12, the United States contributed 65% of non-GAAP revenue and international contributed 35%.

As we have mentioned in recent quarters, our relationships with mobile and consumer electronics customers have become more comprehensive, and the solutions they require are becoming broader and more complex. This has resulted in larger orders; however, in some cases this has resulted in delayed revenues, due in part to revenues deferred until completion of certain deliverables and in part to longer negotiation cycles.

At the end of Q2 12, the estimated 3-year value of total on-demand contracts was $1,386.5 million, up 13.1% from $1,225.5 million at the end of Q2 11. In Q2 12, Nuance had record bookings for healthcare on-demand contracts. Also contributing to bookings growth was a material contract with a leading consumer electronics OEM for voice-enabled personal assistant services across mobile devices and entertainment platforms.

Table: Non-GAAP Revenue by Segment

	Q1 2011	Q2 2011	Q3 2011	Q4 2011	FY 2011	Q1 2012	Q2 2012
Healthcare	$117.8	$121.0	$139.3	$148.7	$526.8	$145.3	$149.9
Yr/Yr Organic Growth*	3%	6%	12%	9%	7%	14%	14%
Mobile & Consumer	$87.7	$93.7	$93.1	$118.7	$393.3	$108.5	$115.1
Yr/Yr Organic Growth*	21%	16%	30%	27%	23%	16%	17%
Enterprise	$72.5	$74.0	$69.9	$80.0	$296.4	$75.8	$91.4
Yr/Yr Organic Growth*	(6)%	0%	(5)%	2%	(2)%	(1)%	18%
Imaging	$39.3	$43.3	$42.8	$52.1	$177.4	$52.4	$61.3
Yr/Yr Organic Growth*	7%	25%	16%	11%	15%	3%	7%

Total revenue	$317.3	$332.0	$345.1	$399.5	$1,393.9	$382.0	$417.7

Yr/Yr Organic Growth*	6%	10%	13%	12%	10%	10%	15%

*	Organic growth is calculated by comparing Nuance’s reported non-GAAP revenue to revenue in the same period in the prior year. For purposes of this calculation, revenue is adjusted to include revenue from companies acquired by Nuance, as if we had owned the acquired business in all periods presented.

Table: Non-GAAP Profit by Segment

	Q1 2011	Q2 2011	Q3 2011	Q4 2011	FY 2011	Q1 2012	Q2 2012
Healthcare	$56.9	$57.8	$78.5	$76.3	$269.4	$74.0	$69.7
Segment Profit as % of Segment Revenue	48%	48%	56%	51%	51%	51%	46%
Mobile & Consumer	$28.5	$41.4	$40.0	$61.0	$170.9	$34.8	$49.7
Segment Profit as % of Segment Revenue	33%	44%	43%	51%	43%	32%	43%
Enterprise	$16.3	$14.8	$12.3	$19.8	$63.3	$15.1	$32.6
Segment Profit as % of Segment Revenue	23%	20%	18%	25%	21%	20%	36%
Imaging	$15.9	$19.0	$16.1	$18.2	$69.1	$20.9	$28.0
Segment Profit as % of Segment Revenue	40%	44%	38%	35%	39%	40%	46%

Total segment profit	$117.6	$133.0	$146.9	$175.3	$572.7	$144.8	$180.0

Total segment profit as % of total segment revenue	37%	40%	43%	44%	41%	38%	43%

Segment profit reflects the direct controllable costs of each segment together with an allocation of sales and corporate marketing expenses, and certain research and development project costs that benefit multiple product offerings.

Healthcare segment profit grew in Q2 12 compared to Q2 11 due to increased revenues, but segment margin fell slightly due to increased services content. Mobile & Consumer segment profit grew in Q2 12 compared to Q2 11 due to increased license revenue. Mobile & Consumer segment margin was relatively flat in Q2 12 compared to Q2 11 as we continue to invest in anticipation of future growth. Mobile & Consumer segment margin was up compared to Q1 12 primarily due to reduced investment in advertising and other marketing programs for our Dragon consumer products following the holiday season. Enterprise segment margin grew considerably in Q2 12 compared to Q2 11 due to a large increase in higher-margin license revenue. Imaging segment margin reflected improved efficiency in sales expense offset in part by increased spending on research and development as well as marketing.

Table: Non-GAAP Revenue by Type

	Q1 2011	Q2 2011	Q3 2011	Q4 2011	FY 2011	Q1 2012	Q2 2012
Product and Licensing	$145.0	$152.7	$162.3	$201.3	$661.3	$183.0	$201.0
% of Revenue	46%	46%	47%	50%	47%	48%	48%
Professional Services	$38.9	$41.2	$37.7	$39.2	$157.0	$37.7	$45.0
% of Revenue	12%	12%	11%	10%	11%	10%	11%
Hosting	$85.1	$88.9	$92.8	$100.7	$367.5	$102.9	$111.6
% of Revenue	27%	27%	27%	25%	26%	27%	27%
Maintenance and Support	$48.2	$49.2	$52.3	$58.3	$208.1	$58.4	$60.1
% of Revenue	15%	15%	15%	15%	15%	15%	14%

Total revenue	$317.3	$332.0	$345.1	$399.5	$1,393.9	$382.0	$417.7

Discussion of Business Results and Trends

Healthcare Solutions. Within our healthcare business, licenses and on-demand solutions contributed to revenue growth. During Q2 12, we delivered record Dragon Medical license revenue, driven by success in electronic healthcare records deployments with partners such as Allscripts, Cerner and Epic. Dragon Medical continues to enjoy robust growth associated especially with the adoption of electronic healthcare records. During Q2 12, we also delivered record revenues in our Diagnostics solutions, as speech solutions are adopted to improve quality and efficiency. During Q2 12, the annualized line run-rate in Nuance’s healthcare on-demand business was approximately 4.123 billion lines per year, up 13% from 3.650 billion lines per year during Q2 11. Nuance continued to improve implementation timelines for on-demand contracts signed in prior quarters, which will contribute to future revenue. In Q2 12, Nuance had record bookings for healthcare on-demand contracts. Key customers in Q2 12 included Aurora, BayCare, Cleveland Clinic, Covenant, Massachusetts General, MHHS, Parkview Health, Poudre Valley, Providence, Radiologic Associates, St. Joseph Health, Shands Jacksonville, University of Connecticut, and Vanguard.

Mobile & Consumer Solutions. Within our mobile and consumer business, growth was driven by product licenses in automobile, handset and other consumer electronics markets, and mobile services. Sales of our Dragon consumer products were relatively flat compared to Q2 11, as channels anticipate a future launch. In addition, we continued to deliver professional services revenue to support the implementation of recent handset and automobile design wins. Nuance continued to secure significant new design wins and expand functionality with our largest OEMs. During Q2 12, Nuance experienced increasing success with mobile voice technologies, securing material new design wins among smart phone and other consumer electronics device manufacturers resulting in record bookings for mobile connected services. Consumer interest in conversational natural language applications is increasing, continuing our strong pipeline of business opportunities and proposals with consumer electronics manufacturers. Our voicemail-to-text business had strong bookings as well as the first launch of our enhanced visual voicemail service at Rogers, and additional launches at MetroPCS, Mitel, Mutare and US Cellular. In the television market, we had product launches with LG and Samusung. In addition, we had design wins in China both through global partners and with Chinese automotive OEMs. In the predictive text market, we released advanced language models that have improved word error rate and next word prediction accuracy, and we enhanced our support for both Japanese and Chinese languages. Key mobile and consumer customers and design wins in Q2 12 included AT&T, Daimler, Freedom Scientific, Kyocera, LG, Nintendo, Nissan, Nokia, NTT DoCoMo, Optus, Panasonic, Real Networks, Renault, Samsung, Spansion, Stryker, Telstra, Toyota, US Cellular, and Verizon.

Enterprise Solutions. Within our enterprise business, we benefited from license and maintenance growth in the quarter, as well as slight growth in Nuance On Demand revenue and strong professional services bookings. In Q2 12, Nuance delivered customer contracts for our new natural-language Prodigy FAQ customer care solutions. Demand is growing for our new mobile customer care solutions, Nuance NaturallyMobile and Nuance Call Intercept, which are multi-modal frameworks for enterprise mobile applications that receive natural language input and return structured output in a conversational dialog. In addition, demand continues to grow for our voice biometric products. We have seen renewed strength in our pipeline for Nuance On Demand. Our Loquendo Unit performed very well during the quarter. Key enterprise customers in Q2 12 included AT&T, Barclays, Caremark, Centrelink, Cigna, Comcast, Delta Airlines, Deutsch Bank, Eckoh, E*Trade, HMRC, Horizon Healthcare, Lloyd’s, PG&E, and Time Warner.

Imaging Solutions. Within our imaging business, revenue growth was driven primarily by the performance of our networked embedded MFP solutions. Nuance’s new offerings that combine scan and print functionality are fueling interest among our MFP vendor partners as well as end-user customers. In the MFP business, Nuance experienced increased order size and a growing number of orders larger than $1 million. Key imaging customers in Q2 12 included Citibank, Edwards Wildman, Hyland Software, Leonard Street, Northern Ireland, Norwegian Tax Authorities and PricewaterhouseCoopers.

Discussion of Non-GAAP Cost of Revenue and Gross Margins

In Q2 12, cost of revenue was $121.6 million, for a gross margin of 70.9%. Targeted efforts to improve gross margin resulted in a significant improvement compared to Q2 11 gross margin of 68.7%. Gross margin for product and licensing improved to 90.1% in Q2 12 from 88.7% a year ago, due to a mix shift toward products that carry a higher gross margin. Gross margin for professional services and hosting improved to 41.8% in Q2 12 from 40.3% a year ago, due to programs to improve utilization rates in professional services and to improve automation rates in voicemail-to-text. Gross margin for maintenance and support improved to 82.3% in Q2 12 compared to 81.9% in Q2 11, as part of our overall efforts to improve gross margin.

Discussion of Non-GAAP Operating Expenses and Operating Margins

In Q2 12, operating margin was 36.8%, up from 32.9% in Q2 11, driven by significantly improved gross margin as well as improved efficiency in both sales and G&A expense, offset in part by increased marketing and R&D expense. The decrease in marketing expense reflected a reduction in demand generation activities following the holiday quarter. The increase in R&D expense was driven by hiring to support our strategic decision to accelerate investments in product development and language coverage. Strategic investment initiatives focus on increasing our research and engineering staff in mobile to respond to nearly universal demand for voice-enabled virtual assistants, clinical language understanding technologies in Healthcare, natural language understanding technologies to support demand across our markets, and global language expansion across our markets.

Balance Sheet and Cash Flow Highlights

Cash and Cash Flow Activities

Nuance reported Q2 12 cash flow from operations of $100.5 million, compared to $96.1 million in Q2 11. The increase was driven by increased revenue and profitability. At the end of Q2 12, our cash and marketable securities balance was approximately $976.8 million. Included in the Q2 12 cash flow from operations were cash expenditures for acquisition, integration and restructuring related activities of approximately $8 million. In addition, the Q2 12 tax benefit related to stock compensation, which is reclassified from cash flows from operations to cash flows from financing activities, totaled $7 million. Capital expenditures totaled $12.1 million for Q2 12, and depreciation was $7.4 million for Q2 12.

Days Sales Outstanding (DSO)

In Q2 12, DSO was 73 days, compared to 65 days in Q2 11. DSO increased due to higher revenue and some delayed payments.

	Q1 11	Q2 11	Q3 11	Q4 11	Q1 12	Q2 12
DSO	70	65	68	69	76	73

Deferred Revenue

Total deferred revenue increased from $256.0 million at the end of Q2 11 to $313.4 million at the end of Q2 12, and current deferred revenue increased from $177.9 million to $212.5 million over the same period. The increase in deferred revenue was primarily attributable to maintenance and support contracts in Imaging, set-up and implementation activities related to our hosted offerings, and billings in excess of revenues earned on several large professional services implementation projects.

Discussion of Q3 12 Guidance and Fiscal Year Outlook

We expect that balanced performance across our markets will sustain growth in the second half of fiscal 2012. Bookings and backlog from fiscal 2011 and the first half of 2012 will help support growth throughout the remainder of fiscal 2012 and into fiscal 2013.

Our healthcare business should benefit from a continuation of recent trends, including momentum driven by record bookings within our on-demand offerings, strong interest in our Dragon Medical product line in association with EHR usage and more robust purchasing of our diagnostic and our radiology solutions. Nuance’s healthcare business will also enjoy revenues later in the fiscal year from our new clinical language understanding and analytics offerings that support healthcare organizations in recouping appropriate reimbursement for the care provided and address the impending industry shift to the ICD-10 coding standard. Within healthcare, we expect organic growth in Q3 to be somewhat lower and to rebound in Q4 due to the timing of some large license deals.

Global interest in our mobile and consumer technologies and solutions has never been greater. Our Dragon consumer revenue is benefiting from unprecedented response rates to our advertising and from our past investments in global language expansion. Revenues in the second half of fiscal 2012 will include a materially greater proportion of mobile services as we deploy virtual assistant services and our voicemail-to-text business continues to grow. As we have mentioned in recent quarters, our relationships with mobile and consumer electronics customers have become more comprehensive, and the solutions they require have become broader and more extensive. In particular, these engagements now more commonly involve a combination of licensing, cloud-based services, which we deliver, and engineering and research services, spanning several years. We note, though, that the accounting for these arrangements tends to prolong revenue recognition.

Also within our mobile and consumer segment, our Dragon consumer product line has produced organic growth well above the corporate average for more than two years now, drawing on the market interest in voice and the effectiveness of our advertising initiatives. Growth last quarter, though, slowed and we expect that trend to continue this quarter, as we and our channel prepare for a future launch. We maintain confidence that the product line will resume its historical growth rates as we look into FY13.

The enterprise business will incorporate revenues from previously signed on-demand contracts with major brands, which have begun to offset the revenue decline associated with one on-demand customer. We also expect improved license revenues from continued increase in global demand for our core speech solutions, increased demand for voice biometrics for consumer identification and verification, and the introduction of several new solutions to address the multi-channel and mobile needs of our customers to address mobile customer care, text-based customer care, and business optimization through analytics. The enterprise business will also benefit from very strong professional services bookings in Q2 12. The benefits of the Loquendo acquisition in international markets will continue in the second half of fiscal 2012.

Our imaging business will benefit from growth in demand for our eCopy and Equitrac MFP solutions, as well as new releases of other imaging products during the year. Our imaging business will also be driven by new combined scan and print solutions for our OEM partners, with specific implementations for legal, healthcare, education and government organizations. We will continue to develop our on-premise product and technology portfolio into expanded cloud-based and mobile offerings. Imaging will also benefit from expanded support for OEM relationships, as well as leveraging existing Nuance relationships in our key vertical markets, especially healthcare and legal.

Taking into account all the factors above, we expect Q3 12 non-GAAP revenues to be in the range of $430 million to $447 million. We expect GAAP revenues for Q3 12 to be in the range of $409 million to $426 million. For the full year, we expect FY 12 non-GAAP revenues between $1,720 million and $1,758 million. We expect GAAP revenues for FY 12 to be in the range of $1,640 million to $1,678 million.

Turning to expenses, we remind investors of our intention to fund investments in research and development, sales and professional services personnel designed to capture additional revenue growth in FY 12 and beyond. In particular, we are funding an unprecedented level of strategic engagements in our mobile business, where the demand for advanced mobile cloud-based services, as well as joint research and development, are growing rapidly. While we expect these investments to contribute to growth in FY 12, they require staffing and expense in advance of revenues. Within healthcare, we are similarly investing in growth initiatives, intended to leverage our voice and clinical language understanding technologies with several strategic partners.

We expect net cash interest expense to be approximately $43 million for the year and anticipate cash taxes expense in the range of $26 million – $28 million for the year.

We therefore expect Q3 12 GAAP EPS to be in the range of ($0.09) to ($0.06) and Q3 12 non-GAAP EPS to be in the range of $0.38 to $0.41. We expect FY 12 GAAP EPS to be in the range of ($0.03) to $0.03 and FY 12 non-GAAP EPS to be in the range of $1.61 to $1.67.

Although we do not provide a specific forecast for cash flow from operations, we do expect in FY 12 to achieve strong cash flows, based upon increased revenues, strong margins and disciplined working capital practices.

This ends the prepared conference call remarks.

Definitions

Certain supplemental data provided in the prepared call remarks above are based upon internal Nuance definitions that are important for the reader to understand.

Annualized line run-rate in Nuance’s healthcare on-demand business. Nuance determines this run-rate using billed equivalent line counts in a given quarter, multiplied by four.

Estimated 3-year value of total on-demand contracts. Nuance determines this value as of the end of the period reported, by using our best estimate of all anticipated future revenue streams under signed on-demand contracts then in place, whether or not they are guaranteed through a minimum commitment clause. Our best estimate is based on estimates used in evaluating the contracts and determining sales compensation, adjusted for changes in estimated launch dates, actual volumes achieved and other factors deemed relevant. For contracts with an expiration date beyond 3 years, we include only the value expected within 3 years. For other contracts, we assume renewal consistent with historic renewal rates unless there is a known cancellation. Investors should be aware that most of these contracts are priced by volume of usage and typically have no or low minimum commitments. Actual revenue could vary from our estimates due to factors such as cancellations, non-renewals or volume fluctuations.

Safe Harbor and Forward-Looking Statements

Statements in this document regarding revenue growth in fiscal 2012, strength in our mobile-consumer and healthcare businesses, improvements in our enterprise business, continued positive trends in our imaging business, new product offerings, increased mobile services revenue, momentum within our on-demand healthcare offerings, interest in our Dragon Medical products, our new clinical language understanding and analytics offerings, improved license revenue in our enterprise business, growth in our imaging business, second quarter and fiscal 2012 financial performance, investments in research and development, sales and professional services personnel, funding of strategic engagements in our mobile market, demand for mobile cloud-based services, investments to leverage our voice and clinical language understanding technologies for our healthcare business, and Nuance managements’ future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” or “estimates” or similar expressions) should also be considered to be forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: fluctuations in demand for our existing and future products; economic conditions in the United States and internationally; our ability to control and successfully manage our expenses and cash position; the effects of competition, including pricing pressure; possible defects in our products and technologies; our ability to successfully integrate operations and employees of acquired businesses; the ability to realize anticipated synergies from acquired businesses; and the other factors described in our annual report on Form 10-K for the fiscal year ended September 30, 2011 and Nuance’s quarterly reports. Nuance disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this document.

The information included in this press release should not be viewed as a substitute for full GAAP financial statements.

Discussion of Non-GAAP Financial Measures

Management utilizes a number of different financial measures, both GAAP and non-GAAP, in analyzing and assessing the overall performance of the business, for making operating decisions and for forecasting and planning for future periods. Our annual financial plan is prepared both on a GAAP and non-GAAP basis, and the non-GAAP annual financial plan is approved by our board of directors. Continuous budgeting and forecasting for revenue and expenses are conducted on a consistent non-GAAP basis (in addition to GAAP) and actual results on a non-GAAP basis are assessed against the annual financial plan. The board of directors and management utilize these non-GAAP measures and results (in addition to the GAAP results) to determine our allocation of resources. In addition and as a consequence of the importance of these measures in managing the business, we use non-GAAP measures and results in the evaluation process to establish management’s compensation. For example, our annual bonus program payments are based upon the achievement of consolidated non-GAAP revenue and consolidated non-GAAP earnings per share financial targets. We consider the use of non-GAAP revenue helpful in understanding the performance of our business, as it excludes the purchase accounting impact on acquired deferred revenue and other acquisition-related adjustments to revenue. We also consider the use of non-GAAP earnings per share helpful in assessing the organic performance of the continuing operations of our business. By organic performance we mean performance as if we had owned an acquired business in the same period a year ago. By continuing operations we mean the ongoing results of the business excluding certain unplanned costs. While our management uses these non-GAAP financial measures as a tool to enhance their understanding of certain aspects of our financial performance, our management does not consider these measures to be a substitute for, or superior to, the information provided by GAAP revenue and earnings per share. Consistent with this approach, we believe that disclosing non-GAAP revenue and non-GAAP earnings per share to the readers of our financial statements provides such readers with useful supplemental data that, while not a substitute for GAAP revenue and earnings per share, allows for greater transparency in the review of our financial and operational performance. In assessing the overall health of the business during the three and six months ended March 31, 2012 and 2011, and, in particular, in evaluating our revenue and earnings per share, our management has either included or excluded items in six general categories, each of which are described below.

Acquisition-Related Revenue and Cost of Revenue.

The Company provides supplementary non-GAAP financial measures of revenue, which include revenue related to acquisitions, primarily from Loquendo, Equitrac and eCopy for the three and six months ended March 31, 2012, that would otherwise have been recognized but for the purchase accounting treatment of these transactions. Non-GAAP revenue also includes revenue that the Company would have otherwise recognized had the Company not acquired intellectual property and other assets from the same customer. Because GAAP accounting requires the elimination of this revenue, GAAP results alone do not fully capture all of the Company’s economic activities. These non-GAAP adjustments are intended to reflect the full amount of such revenue. The Company includes non-GAAP revenue and cost of revenue to allow for more complete comparisons to the financial results of historical operations, forward-looking guidance and the financial results of peer companies. The Company believes these adjustments are useful to management and investors as a measure of the ongoing performance of the business because, although we cannot be certain that customers will renew their contracts, the Company historically has experienced high renewal rates on maintenance and support agreements and other customer contracts. Additionally, although acquisition-related revenue adjustments are non-recurring with respect to past acquisitions, the Company generally will incur these adjustments in connection with any future acquisitions.

Acquisition-Related Costs, Net.

In recent years, the Company has completed a number of acquisitions, which result in operating expenses which would not otherwise have been incurred. The Company provides supplementary non-GAAP financial measures, which exclude certain transition, integration and other acquisition-related expense items resulting from acquisitions, to allow more accurate comparisons of the financial results to historical operations, forward-looking guidance and the financial results of less acquisitive peer companies. The Company considers these types of costs and adjustments, to a great extent, to be unpredictable and dependent on a significant number of factors that are outside of the control of the Company. Furthermore, the Company does not consider these acquisition-related costs and adjustments to be related to the organic continuing operations of the acquired businesses and are generally not relevant to assessing or estimating the long-term performance of the acquired assets. In addition, the size, complexity and/or volume of past acquisitions, which often drives the magnitude of acquisition-related costs, may not be indicative of the size, complexity and/or volume of future acquisitions. By excluding acquisition-related costs and adjustments from our non-GAAP measures, management is better able to evaluate the Company’s ability to utilize its existing assets and estimate the long-term value that acquired assets will generate for the Company. The Company believes that providing a supplemental non-GAAP measure which excludes these items allows management and investors to consider the ongoing operations of the business both with, and without, such expenses.

These acquisition-related costs are included in the following categories: (i) transition and integration costs; (ii) professional service fees; and (iii) acquisition-related adjustments. Although these expenses are not recurring with respect to past acquisitions, the Company generally will incur these expenses in connection with any future acquisitions. These categories are further discussed as follows:

(i) Transition and integration costs. Transition and integration costs include retention payments, transitional employee costs, earn-out payments treated as compensation expense, as well as the costs of integration-related services provided by third parties.

(ii) Professional service fees. Professional service fees include third party costs related to the acquisition, and legal and other professional service fees associated with disputes and regulatory matters related to acquired entities.

(iii) Acquisition-related adjustments. Acquisition-related adjustments include adjustments to acquisition-related items that are required to be marked to fair value each reporting period, such as contingent consideration, and other items related to acquisitions for which the measurement period has ended, such as gains or losses on settlements of pre-acquisition contingencies.

Amortization of Acquired Intangible Assets.

The Company excludes the amortization of acquired intangible assets from non-GAAP expense and income measures. These amounts are inconsistent in amount and frequency and are significantly impacted by the timing and size of acquisitions. Providing a supplemental measure which excludes these charges allows management and investors to evaluate results “as-if” the acquired intangible assets had been developed internally rather than acquired and, therefore, provides a supplemental measure of performance in which the Company’s acquired intellectual property is treated in a comparable manner to its internally developed intellectual property. Although the Company excludes amortization of acquired intangible assets from its non-GAAP expenses, the Company believes that it is important for investors to understand that such intangible assets contribute to revenue generation. Amortization of intangible assets that relate to past acquisitions will recur in future periods until such intangible assets have been fully amortized. Future acquisitions may result in the amortization of additional intangible assets.

Costs Associated with IP Collaboration Agreement.

In order to gain access to a third party’s extensive speech recognition technology and natural language and semantic processing technology, Nuance has entered into three IP collaboration agreements, with terms ranging between five and six years. Depending on the agreement, some or all intellectual property derived from these collaborations will be jointly owned by the two parties. For the majority of the developed intellectual property, Nuance will have sole rights to commercialize such intellectual property for periods ranging between two to six years, depending on the agreement. For non-GAAP purposes, Nuance considers these long-term contracts and the resulting acquisitions of intellectual property from this third-party over the agreements’ terms to be an investing activity, outside of its normal, organic, continuing operating activities, and is therefore presenting this supplemental information to show the results excluding these expenses. Nuance does not exclude from its non-GAAP results the corresponding revenue, if any, generated from these collaboration efforts. Although the Company’s bonus program and other performance-based incentives for executives are based on the non-GAAP results that exclude these costs, certain engineering senior management are responsible for execution and results of the collaboration agreement and have incentives based on those results.

Non-Cash Expenses.

The Company provides non-GAAP information relative to the following non-cash expenses: (i) stock-based compensation; (ii) certain accrued interest; and (iii) certain accrued income taxes. These items are further discussed as follows:

(i) Stock-based compensation. Because of varying available valuation methodologies, subjective assumptions and the variety of award types, the Company believes that the exclusion of stock-based compensation allows for more accurate comparisons of operating results to peer companies, as well as to times in the Company’s history when stock-based compensation was more or less significant as a portion of overall compensation than in the current period. The Company evaluates performance both with and without these measures because compensation expense related to stock-based compensation is typically non-cash and the options and restricted awards granted are influenced by the Company’s stock price and other factors such as volatility that are beyond the Company’s control. The expense related to stock-based awards is generally not controllable in the short-term and can vary significantly based on the timing, size and nature of awards granted. As such, the Company does not include such charges in operating plans. Stock-based compensation will continue in future periods.

(ii and iii) Certain accrued interest and income taxes. The Company also excludes certain accrued interest and certain accrued income taxes because the Company believes that excluding these non-cash expenses provides senior management, as well as other users of the financial statements, with a valuable perspective on the cash-based performance and health of the business, including the current near-term projected liquidity. These non-cash expenses will continue in future periods.

Other Expenses.

The Company excludes certain other expenses that are the result of unplanned events to measure operating performance and current and future liquidity both with and without these expenses; and therefore, by providing this information, the Company believes management and the users of the financial statements are better able to understand the financial results of what the Company considers to be its organic, continuing operations. Included in these expenses are items such as restructuring charges, asset impairments and other charges (credits), net. These events are unplanned and arose outside of the ordinary course of continuing operations. These items also include adjustments from changes in fair value of share-based instruments relating to the issuance of our common stock with security price guarantees payable in cash.

The Company believes that providing the non-GAAP information to investors, in addition to the GAAP presentation, allows investors to view the financial results in the way management views the operating results. The Company further believes that providing this information allows investors to not only better understand the Company’s financial performance, but more importantly, to evaluate the efficacy of the methodology and information used by management to evaluate and measure such performance.

Financial Tables Follow

Nuance Communications, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

Unaudited

	Three months ended March 31,		Six months ended March 31,
	2012	2011	2012	2011
Revenues:
Product and licensing	$176,466	$141,580	$341,200	$275,436
Professional services and hosting	155,535	128,911	295,117	251,731
Maintenance and support	58,340	48,471	114,667	95,624

Total revenues	390,341	318,962	750,984	622,791

Cost of revenues:
Product and licensing	17,691	14,984	36,455	32,130
Professional services and hosting	97,221	86,490	187,375	164,702
Maintenance and support	10,893	9,536	21,913	17,809
Amortization of intangible assets	14,867	14,163	29,801	27,454

Total cost of revenues	140,672	125,173	275,544	242,095

Gross profit	249,669	193,789	475,440	380,696

Operating expenses:
Research and development	53,992	46,272	106,046	87,653
Sales and marketing	84,354	74,137	174,751	152,481
General and administrative	41,149	37,188	72,464	68,370
Amortization of intangible assets	21,905	21,572	45,108	44,249
Acquisition-related costs, net	14,986	2,314	29,597	5,315
Restructuring and other charges, net	2,536	2,428	5,400	4,479

Total operating expenses	218,922	183,911	433,366	362,547

Income from operations	30,747	9,878	42,074	18,149

Other expense, net	(18,390)	(5,756)	(29,786)	(8,015)

Income before income taxes	12,357	4,122	12,288	10,134

Provision for income taxes	11,467	2,387	2,058	8,408

Net income	$890	$1,735	$10,230	$1,726

Net income per share:
Basic	$0.00	$0.01	$0.03	$0.01

Diluted	$0.00	$0.01	$0.03	$0.01

Weighted average common shares outstanding:
Basic	305,282	300,937	304,643	299,772

Diluted	322,642	314,756	321,792	313,152

Nuance Communications, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

Unaudited

	March 31, 2012	September 30, 2011
ASSETS
Current assets:
Cash and cash equivalents	$966,740	$447,224
Restricted cash	—	6,799
Marketable securities	10,109	31,244
Accounts receivable, net	316,498	280,856
Prepaid expenses and other current assets	84,823	88,804

Total current assets	1,378,170	854,927

Land, building and equipment, net	99,630	78,218
Goodwill	2,411,320	2,347,880
Intangible assets, net	693,888	731,577
Other assets	124,226	82,691

Total assets	$4,707,234	$4,095,293

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Current portion of long-term debt and capital leases	$149,342	$6,905
Redeemable convertible debentures	227,131	—
Contingent and deferred acquisition payments	41,358	23,783
Accounts payable and accrued expenses	247,197	258,777
Deferred revenue	212,546	185,605

Total current liabilities	877,574	475,070

Long-term portion of debt and capital leases	1,027,444	853,020
Deferred revenue, net of current portion	100,845	90,382
Other liabilities	173,779	183,450

Total liabilities	2,179,642	1,601,922

Equity component of currently redeemable convertible debentures	22,869	—

Stockholders’ equity	2,504,723	2,493,371

Total liabilities and stockholders’ equity	$4,707,234	$4,095,293

Nuance Communications, Inc.

Consolidated Statements of Cash Flows

(in thousands)

Unaudited

	Three months ended March 31,		Six months ended March 31,
	2012	2011	2012	2011
Cash flows from operating activities:
Net income	$890	$1,735	$10,230	$1,726
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	44,455	42,206	90,290	84,723
Stock-based compensation	38,021	43,619	70,808	75,717
Non-cash interest expense	8,365	3,177	16,064	6,369
Deferred tax (benefit) provision	1,490	460	(11,230)	564
Other	829	720	1,412	700
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable	(10,367)	10,754	(34,298)	(2,519)
Prepaid expenses and other assets	(5,223)	(6,200)	(4,149)	(11,196)
Accounts payable	5,084	84	15,841	(1,446)
Accrued expenses and other liabilities	3,889	(13,845)	(2,963)	(31,035)
Deferred revenue	13,087	13,402	38,048	35,845

Net cash provided by operating activities	100,520	96,112	190,053	159,448

Cash flows from investing activities:
Capital expenditures	(12,117)	(7,671)	(37,775)	(16,564)
Payments for business and technology acquisitions, net of cash acquired	(15,048)	(4,213)	(126,833)	(17,523)
Purchases of marketable securities	—	—	—	(10,776)
Proceeds from sales and maturities of marketable securities	—	—	20,759	6,650
Change in restricted cash balance	—	—	6,747	17,184

Net cash used in investing activities	(27,165)	(11,884)	(137,102)	(21,029)

Cash flows from financing activities:
Payments of debt and capital leases	(1,819)	(2,022)	(3,606)	(4,091)
Proceeds from issuance of convertible debt, net of issuance costs	(305)	—	676,317	—
Payments for repurchases of common stock	—	—	(199,997)	—
Proceeds from (payments for) settlement of share-based derivatives, net	8,672	344	9,020	(628)
Payments of other long-term liabilities	(2,742)	(2,685)	(5,391)	(5,274)
Excess tax benefits on employee equity awards	7,000	358	7,000	4,020
Proceeds from issuance of common stock from employee stock plans	10,197	10,261	17,431	14,611
Cash used to net share settle employee equity awards	(3,138)	(8,023)	(36,139)	(26,426)

Net cash provided by (used in) financing activities	17,865	(1,767)	464,635	(17,788)

Effects of exchange rate changes on cash and cash equivalents	1,934	4,862	1,930	4,451

Net increase in cash and cash equivalents	93,154	87,323	519,516	125,082
Cash and cash equivalents at beginning of period	873,586	554,389	447,224	516,630

Cash and cash equivalents at end of period	$966,740	$641,712	$966,740	$641,712

Nuance Communications, Inc.

Supplemental Financial Information - GAAP to Non-GAAP Reconciliations

(in thousands, except per share amounts)

Unaudited

	Three months ended March 31 ,		Six months ended March 31 ,
	2012	2011	2012	2011
GAAP revenue	$390,341	$318,962	$750,984	$622,791
Acquisition-related revenue adjustments: product and licensing	24,583	11,123	42,915	22,259
Acquisition-related revenue adjustments: professional services and hosting	1,026	1,149	1,978	2,388
Acquisition-related revenue adjustments: maintenance and support	1,771	776	3,893	1,834

Non-GAAP revenue	$417,721	$332,010	$799,770	$649,272

GAAP cost of revenue	$140,672	$125,173	$275,544	$242,095
Cost of revenue from amortization of intangible assets	(14,867)	(14,163)	(29,801)	(27,454)
Cost of revenue adjustments: product and licensing (1,2)	2,120	2,321	4,348	4,769
Cost of revenue adjustments: professional services and hosting (1,2)	(6,105)	(8,852)	(10,511)	(14,367)
Cost of revenue adjustments: maintenance and support (1,2)	(260)	(637)	(305)	(1,027)

Non-GAAP cost of revenue	$121,560	$103,842	$239,275	$204,016

GAAP gross profit	$249,669	$193,789	$475,440	$380,696
Gross profit adjustments	46,492	34,379	85,055	64,560

Non-GAAP gross profit	$296,161	$228,168	$560,495	$445,256

GAAP income from operations	$30,747	$9,878	$42,074	$18,149
Gross profit adjustments	46,492	34,379	85,055	64,560
Research and development (1)	5,970	8,041	11,853	12,908
Sales and marketing (1)	10,390	12,097	22,207	22,407
General and administrative (1)	15,286	13,761	25,830	24,598
Amortization of intangible assets	21,905	21,572	45,108	44,249
Costs associated with IP collaboration agreements	5,250	4,625	10,500	9,250
Acquisition-related costs, net	14,986	2,314	29,597	5,315
Restructuring and other charges, net	2,536	2,428	5,400	4,479

Non-GAAP income from operations	$153,562	$109,095	$277,624	$205,915

GAAP provision for income taxes	$11,467	$2,387	$2,058	$8,408
Non-cash taxes	(7,467)	1,012	8,242	(609)

Non-GAAP provision for income taxes	$4,000	$3,399	$10,300	$7,799

GAAP net income	$890	$1,735	$10,230	$1,726
Acquisition-related adjustment - revenue (2)	27,380	13,048	48,786	26,481
Acquisition-related adjustment - cost of revenue (2)	(2,130)	(2,552)	(4,450)	(5,179)
Acquisition-related costs, net	14,986	2,314	29,597	5,315
Cost of revenue from amortization of intangible assets	14,867	14,163	29,801	27,454
Amortization of intangible assets	21,905	21,572	45,108	44,249
Non-cash stock-based compensation (1)	38,021	43,619	70,808	75,717
Non-cash interest expense, net	8,365	3,177	16,064	6,369
Non-cash income taxes	7,467	(1,012)	(8,242)	609
Costs associated with IP collaboration agreements	5,250	4,625	10,500	9,250
Change in fair value of share-based instruments	(718)	(3,234)	(6,238)	(10,449)
Restructuring and other charges, net	2,536	2,428	5,400	4,479

Non-GAAP net income	$138,819	$99,883	$247,364	$186,021

Non-GAAP diluted net income per share	$0.43	$0.32	$0.77	$0.59

Diluted weighted average common shares outstanding	322,642	314,756	321,792	313,152

Nuance Communications, Inc.

Supplemental Financial Information - GAAP to Non-GAAP Reconciliations, continued

(in thousands)

Unaudited

	Three months ended March 31 ,		Six months ended March 31 ,
	2012	2011	2012	2011
(1) Non-Cash Stock-Based Compensation
Cost of product and licensing	$10	$21	$102	$27
Cost of professional services and hosting	6,105	9,062	10,511	14,750
Cost of maintenance and support	260	637	305	1,027
Research and development	5,970	8,041	11,853	12,908
Sales and marketing	10,390	12,097	22,207	22,407
General and administrative	15,286	13,761	25,830	24,598

Total	$38,021	$43,619	$70,808	$75,717

(2) Acquisition-Related Revenue and Cost of Revenue

Revenue	$27,380	$13,048	$48,786	$26,481
Cost of product and licensing	(2,130)	(2,342)	(4,450)	(4,796)
Cost of professional services and hosting	—	(210)	—	(383)

Total	$25,250	$10,496	$44,336	$21,302

Nuance Communications, Inc.

Supplemental Financial Information - GAAP to Non-GAAP Reconciliations, continued

(in millions)

Unaudited

Total Revenue	Q2	Q3	Q4	FY	Q1	Q2
	2011	2011	2011	2011	2012	2012
GAAP Revenue	$319.0	$328.9	$367.0	$1,318.7	$360.6	$390.3
Adjustment	$13.0	$16.2	$32.5	$75.2	$21.4	$27.4

Non-GAAP Revenue	$332.0	$345.1	$399.5	$1,393.9	$382.0	$417.7

Healthcare	Q2	Q3	Q4	FY	Q1	Q2
	2011	2011	2011	2011	2012	2012
GAAP Revenue	$120.7	$135.4	$141.7	$515.2	$145.1	$149.7
Adjustment	$0.3	$3.9	$7.0	$11.6	$0.2	$0.2

Non-GAAP Revenue	$121.0	$139.3	$148.7	$526.8	$145.3	$149.9

Mobile & Consumer	Q2	Q3	Q4	FY	Q1	Q2
	2011	2011	2011	2011	2012	2012
GAAP Revenue	$93.1	$91.6	$107.9	$378.7	$103.4	$110.3
Adjustment	$0.6	$1.5	$10.9	$14.6	$5.1	$4.8

Non-GAAP Revenue	$93.7	$93.1	$118.7	$393.3	$108.5	$115.1

Enterprise	Q2	Q3	Q4	FY	Q1	Q2
	2011	2011	2011	2011	2012	2012
GAAP Revenue	$72.3	$68.5	$79.9	$291.8	$72.2	$79.6
Adjustment	$1.7	$1.4	$0.1	$4.6	$3.6	$11.8

Non-GAAP Revenue	$74.0	$69.9	$80.0	$296.4	$75.8	$91.4

Imaging	Q2	Q3	Q4	FY	Q1	Q2
	2011	2011	2011	2011	2012	2012
GAAP Revenue	$32.9	$33.4	$37.6	$133.0	$39.9	$50.7
Adjustment	$10.4	$9.4	$14.6	$44.4	$12.5	$10.6

Non-GAAP Revenue	$43.3	$42.8	$52.1	$177.4	$52.4	$61.3

Product and Licensing Revenue	Q2	Q3	Q4	FY	Q1	Q2
	2011	2011	2011	2011	2012	2012
GAAP Revenue	$141.6	$152.7	$179.2	$607.4	$164.7	$176.5
Adjustment	$11.1	$9.6	$22.1	$54.0	$18.3	$24.5

Non-GAAP Revenue	$152.7	$162.3	$201.3	$661.3	$183.0	$201.0

Professional Services Revenue	Q2	Q3	Q4	FY	Q1	Q2
	2011	2011	2011	2011	2012	2012
GAAP Revenue	$41.0	$37.2	$39.0	$156.0	$37.5	$44.8
Adjustment	$0.2	$0.5	$0.2	$1.0	$0.2	$0.2

Non-GAAP Revenue	$41.2	$37.7	$39.2	$157.0	$37.7	$45.0

Hosting Revenue	Q2	Q3	Q4	FY	Q1	Q2
	2011	2011	2011	2011	2012	2012
GAAP Revenue	$87.9	$88.2	$93.1	$353.1	$102.1	$110.7
Adjustment	$1.0	$4.6	$7.6	$14.4	$0.8	$0.9

Non-GAAP Revenue	$88.9	$92.8	$100.7	$367.5	$102.9	$111.6

Maintenance and Support Revenue	Q2	Q3	Q4	FY	Q1	Q2
	2011	2011	2011	2011	2012	2012
GAAP Revenue	$48.5	$50.8	$55.8	$202.2	$56.3	$58.3
Adjustment	$0. 8	$1.5	$2.5	$5.8	$2.1	$1.8

Non-GAAP Revenue	$49.2	$52.3	$58.3	$208.0	$58.4	$60.1

Schedules may not add due to rounding.

Nuance Communications, Inc.

Supplemental Non-Financial Information

Unaudited

	Q2	Q3	Q4	Q1	Q2
	2011	2011	2011	2012	2012
Annualized Line Run-Rate in Nuance’s Healthcare On-Demand Business (in billions)	3.650	3.706	3.999	3.977	4,123

Estimated 3-year Value of Total On-Demand Contracts (in millions)	1,225.5	1,312.4	1,332.3	1,334.4	1,386.5

Nuance Communications, Inc.

Supplemental Financial Information – GAAP to Non-GAAP Reconciliations, continued

(in millions)

Unaudited

	Q2	Q3	Q4	FY	Q1	Q2
	2011	2011	2011	2011	2012	2012
Total segment revenues	$332.0	$345.1	$399.5	$1,393.9	$382.0	$417.7
Acquisition related revenue	(13.0)	(16.2)	(32.5)	(75.2)	(21.4)	(27.4)

Total consolidated revenues	$319.0	$328.9	$367.0	$1,318.7	$360.6	$390.3

Total segment profit	$133.0	$146.9	$175.3	$572.7	$144.8	$180.0

Corporate expenses and other, net	(23.9)	(24.7)	(30.9)	(100.3)	(20.8)	(26.4)
Acquisition related revenues and cost of revenue adjustments	(10.5)	(13.6)	(29.8)	(64.7)	(19.1)	(25.3)
Non-cash stock-based compensation	(43.6)	(33.8)	(37.8)	(147.3)	(32.8)	(38.0)
Amortization of intangible assets	(35.7)	(34.1)	(37.6)	(143.3)	(38.1)	(36.8)
Acquisition related costs, net	(2.3)	(8.6)	(8.0)	(21.9)	(14.6)	(15.0)
Restructuring and other charges, net	(2.4)	(0.9)	(17.5)	(22.9)	(2.9)	(2.5)
Costs associated with IP collaboration agreements	(4.6)	(5.3)	(5.3)	(19.8)	(5.3)	(5.3)
Other expense, net	(5.8)	(7.7)	(6.8)	(22.5)	(11.4)	(18.4)

Consolidated income (loss) before income taxes	$4.1	$18.2	$1.7	$30.0	($0.1)	$12.4

Schedules may not add due to rounding.

Nuance Communications, Inc.

Reconciliation of Supplemental Financial Information

GAAP and non-GAAP Revenue and Net Income per Share Guidance

(in thousands, except per share amounts)

Unaudited

	Three months ended June 30, 2012
	Low	High
GAAP revenue	$409,000	$426,000
Acquisition-related adjustment - revenue	21,000	21,000

Non-GAAP revenue	$430,000	$447,000

GAAP net loss per share	$(0.09)	$(0.06)
Acquisition-related adjustment - revenue	0.07	0.07
Acquisition-related adjustment - cost of revenue	(0.00)	(0.00)
Acquisition-related costs, net	0.06	0.06
Cost of revenue from amortization of intangible assets	0.04	0.04
Amortization of intangible assets	0.08	0.08
Non-cash stock-based compensation	0.14	0.14
Non-cash interest expense	0.03	0.03
Non-cash income taxes	0.03	0.03
Costs associated with IP collaboration agreements	0.02	0.02
Restructuring and other charges, net	0.00	0.00

Non-GAAP net income per share	$0.38	$0.41

Shares used in computing GAAP and non-GAAP net income per share:

Weighted average common shares: basic	307,000	307,000

Weighted average common shares: diluted	323,000	323,000

Nuance Communications, Inc.

Reconciliation of Supplemental Financial Information

GAAP and non-GAAP Revenue and Net Income per Share Guidance

(in thousands, except per share amounts)

Unaudited

	Twelve months ended September 30, 2012
	Low	High

GAAP revenue	$1,640,000	$1,678,000
Acquisition-related adjustment - revenue	80,000	80,000

Non-GAAP revenue	$1,720,000	$1,758,000

GAAP net (loss) income per share	$(0.03)	$0.03
Acquisition-related adjustment - revenue	0.25	0.25
Acquisition-related adjustment - cost of revenue	(0.02)	(0.02)
Acquisition-related costs, net	0.19	0.19
Cost of revenue from amortization of intangible assets	0.18	0.18
Amortization of intangible assets	0.29	0.29
Non-cash stock-based compensation	0.53	0.53
Non-cash interest expense	0.10	0.10
Non-cash income taxes	0.05	0.05
Costs associated with IP collaboration agreements	0.05	0.05
Restructuring and other charges, net	0.02	0.02

Non-GAAP net income per share	$1.61	$1.67

Shares used in computing GAAP and non-GAAP net income per share:

Weighted average common shares: basic	309,000	309,000

Weighted average common shares: diluted	323,500	323,500